Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 22, 2014, by and between Caesars Entertainment Operating Company, Inc., formerly known as Harrah’s Operating Company, Inc. and a Delaware corporation (the “Company”), and Law Debenture Trust Company of New York, as successor trustee to U.S. Bank National Association under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and Caesars Entertainment Corporation, formerly known as Harrah’s Entertainment, Inc. and a Delaware corporation (“CEC”), have heretofore executed and delivered to the Trustee an Indenture, dated as of September 28, 2005 (the “Indenture”), providing for the issuance of the Company’s 5.75% Senior Notes due 2017 (the “Notes”);

WHEREAS, Section 9.2 of the Indenture provides, inter alia, that the Company and the Trustee may, subject to certain exceptions noted therein, enter into a supplemental indenture to add, change or eliminate any provisions in the Indenture or a supplemental indenture or modify the rights of Noteholders with the written consent of Noteholders of at least a majority in principal amount outstanding of the Notes affected by such supplemental indenture (disregarding Notes held by the Company or any Affiliate of the Company);

WHEREAS, the Company entered into a Note Purchase and Support Agreement, dated as of August 12, 2014 (the “Note Purchase and Support Agreement”), by and among the Company, CEC and certain noteholders party thereto, pursuant to which (x) the Company and CEC agreed to purchase certain of the Notes held by such noteholders and (y) such noteholders agreed to consent to certain amendments to the Indenture;

WHEREAS, Noteholders of at least a majority in principal amount of the Notes have consented to the changes and eliminations effected by this Supplemental Indenture in accordance with the provisions of the Indenture, and evidence of such consents has been provided by the Company to the Trustee;

WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Noteholders of the Notes as follows:

SECTION 1. Defined Terms.

(a) For purposes of this Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

(b) Any definitions used exclusively in the provisions of the Indenture or Notes that are deleted pursuant to the amendments set forth under this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 2. Amendments to the Indenture. The Indenture shall hereby be amended as follows:

(a) The definitions of “Guarantee” and “Guarantor” set forth in Section 1.1 of the Indenture are hereby deleted in their entirety.

(b) Article XII of the Indenture is hereby deleted in its entirety. CEC shall have no further obligations under the Indenture and the Notes.

(c) Section 5.1 of the Indenture is hereby amended by adding “held as of August 22, 2014” between “directly or indirectly, sell, lease or convey all or substantially all of its assets” and before “to another Person.”

SECTION 3. Amendments to the Notes and Exhibits. Each of the Notes and Exhibits A and B to the Indenture shall hereby be amended as follows:

(a) The face of the Notes and Exhibit A to the Indenture are each hereby amended by deleting “Payment of principal, interest and premium, if any, unconditionally guaranteed by HARRAH’S ENTERTAINMENT, INC.” in its entirety.

(b) The “Notation of Guarantee of Harrah’s Entertainment Inc.” of the Notes and Exhibit B to the Indenture are each hereby deleted in its entirety.

SECTION 4. Effectiveness. This Supplemental Indenture shall become a binding agreement between the parties hereto when executed by the parties hereto.

SECTION 5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Noteholder heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 7. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or the statements made in the recitals of this Supplemental Indenture.

SECTION 8. Severability. In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

By:	/s/ Mary E. Higgins
	Name:	Mary E. Higgins
	Title:	Chief Financial Officer

[Signature Page to 5.75% Notes First Supplemental Indenture]

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ James D. Heaney
Name:	James D. Heaney
Title:	Managing Director

[Signature Page to 5.75% Notes First Supplemental Indenture]